MERIDIAN FUND, INC.® 60 E. Sir Francis Drake Blvd. Wood Island, Suite 306 Larkspur, CA 94939

August 1, 2013

URGENT: PLEASE HELP TODAY

Dear Valued Shareholder,

We need your help. Recently we mailed to you proxy material for the important upcoming joint special meeting of Shareholders of the Meridian Growth Fund and Meridian Value Fund. As of today, our records indicate that we have not yet received your proxy voting instructions. It is critical that we secure a sufficient number of proxy votes so that we may proceed with important business of the Funds.

Please help us to avoid further expenses associated with this shareholder meeting by taking just a couple of minutes to vote your shares today.

The Board of Directors of Meridian Fund, Inc. has carefully considered the proposals, believes the proposals to be in the best interests of shareholders, and unanimously recommends that you vote FOR each of the proposals.

Thank you very much for your assistance with this important matter.

Sincerely,

Gregg B. Keeling

Secretary

Meridian Fund, Inc.

P.S. - More information regarding this joint special meeting of shareholders and the proposals can be found in the proxy statement. If you would like another copy of the proxy statement or have any proxy-related questions, please call 1-877-864-5052 for assistance. Representatives are available between the hours of 9:00 a.m. and 10:00 p.m. Eastern time.

Here are three convenient methods for submitting your proxy vote.

1.	Vote by Touch-tone Phone. You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card.

2.	Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website.

3.

Vote by Mail. You may cast your vote by signing, dating and mailing the voting instruction form(s) in the postage-prepaid return envelope provided. If convenient for you, please utilize one of the first two options above to insure that your response is received in time for the joint special meeting on August 28th.

OBO